Exhibit (J)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 107 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 20, 2004, February 20, 2004, February 27, 2004 and February 27, 2004 to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of Tax Free Money Fund Investment, NY Tax Free Money Fund Investment, Treasury Money Investment and Cash Management Fund Investment (constituting part of the Scudder Advisor Funds, formerly BT Investment Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Counsel and Independent Auditors”, “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2004